EXCLUSIVE OPTION TO PURCHASE

This Exclusive Option to Purchase is made and entered into by and between Ameriwest Energy Corp, (“Ameriwest”), and Hot Springs Resources, LTD., (“Hot Springs Resources”) on the 19th day of March, 2008 (hereinafter the “Execution Date”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, Ameriwest and Hot Springs Resources, agree to the following definitions, terms and conditions:

Section 1.

Definitions

1.1  “Assets” are defined as all of Hot Springs Resources’ right, title and interest in and to hydrocarbon substances, the tangibles and the miscellaneous interests insofar as and to the extent they pertain to the Burke Ranch Unit (Exhibit A) leases Held By Production, leases Held By Unit and adjacent leases (Exhibit B), Natrona County, Wyoming, including:

(a)  any and all wells, well bores, and casing;
(b)  any and all leases, leaseholds, contracts and agreements;
(c)  any and all hydrocarbon substances produced after the Closing;
(d)  any and all records, books, documents, licenses, reports and data; and
(e)  any and all tangible depreciable property and assets, including pumping units, pumps, buildings, lines, tanks, treaters, and all other equipment used in the production of hydrocarbon substances at the Burke Ranch Unit.

As part of the Assets to be conveyed to Ameriwest at Closing, Hot Springs Resources shall convey not less than a Working Interest of 95% at a 79.9% Net Revenue Interest in the Exhibit “A” acreage (inside Burke Ranch Unit), a Working Interest of 100% at an 82% Net Revenue Interest in the Exhibit “B” adjacent leases (outside the Burke Ranch Unit), and all of Hot Springs Resources’ interest, that being 100%, in and to any leasehold attached to or Held By Unit, other formations and hydrocarbon substances.

“Assets” shall exclude, and Ameriwest shall not be purchasing or assuming, any liabilities of Hot Springs Resources whether related to the Assets or otherwise.

1.2 “Field Development Commitments” are defined as Ameriwest’s written agreement to: (a) commit to invest a. minimum or $200,000.00 toward a work-over program and initiate, within 30 days after Closing, said program for the purposes of evaluating and re-establishing water flood production in the Burke Ranch Unit; and (b) commit to drill or cause to be drilled within three years after Closing a Pennsylvanian Tensleep test well within the Burke Ranch Unit or adjacent lands conveyed as part of the Assets subject to (i) economic conditions, governmental regulation and restrictions being favorable, in the sole opinion of Ameriwest, (ii) additional geological and geophysical information (whether developed by Ameriwest or acquired from third-parties) merit, in the sole opinion of Ameriwest, such a test well, and (iii) drilling rigs, equipment and infrastructure are available and prove cost effective for Ameriwest, in the sole opinion of Ameriwest.

1.3 “Option Fee” is defined as $100,000.00, payable in two $50,000.00 installments and shall be credited against the Purchase Price if Closing occurs. The first installment of the Option Fee shall be paid by Ameriwest to Hot Springs Resources within 5 business days from the Execution Date. The second installment of the Option Fee shall he paid by Ameriwest to Hot Springs Resources on the 60th calendar day after the Execution Date. Except in the event of breach by Hot Springs Resources or as otherwise specifically stated in this Agreement, the Option Fee installments shall be non-refundable. To ensure that Hot Springs Resources can provide good and merchantable title for the Assets, Hot Springs Resources agrees to utilize the Option Fee to pay off and remove prior to Closing any voluntary or involuntary liens, encumbrances or accounts payable affecting the Assets.

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Exclusive Option to Purchase

1.4 “Option Period” is defined as that period which commences on the Execution Date and ends at 5:00 Mountain Daylight Time on the 120th calendar day after the Execution Date.

1.5 “Option Extension” is defined a Ameriwest’s option to extend the Option Period for 60 additional calendar days, in consideration of Ameriwest’s payment to Hot Springs Resources in the amount of $100,000.00. Further, Ameriwest is granted the option to extend the Option Period for 2 additional 30 calendar day periods, in consideration of Ameriwest’s payment to Hot Springs Resources the sum of $100,000.00 for each additional 30 calendar day period. The parties agree that one-half (1/2) of all fees paid by Ameriwest pursuant to this paragraph to secure any Option Extension shall he credited against the Purchase Price at the time of Closing.

1.6 “Purchase Price” is comprised of the following:
a. For the Exhibit “A” acreage inside the Burke Ranch Unit at the Working and Net Revenue interests stated in Section 1.1 above, Ameriwest will pay the sum of $2,280,000.00;

b. For the Exhibit “B” acreage outside the Burke Ranch Unit at the Working and Net Revenue Interests stated in Section 1.1 above, including acreage HBU (Held By Unit) and HBP (Held By Production), Ameriwest will pay the sum of $2,000,000.00;

c. Ameriwest or its designee will transfer or issue 200,000 shares of common stock in Ameriwest to Robert Dungan, and 200,000 shares of common stack to Mike Zwickl for a total of 400,000 shares.

1.7 “Closing” is defined as Ameriwest’s purchase of the Assets and payment of the remaining Purchase Price, which shall occur within 45 days after the timely exercise of Ameriwest’s option granted hereunder.

1.8 Ameriwest will have 45 days from the date it notifies Hot Springs Resources in writing of its intention to exercise its option within which to conduct its due diligence on title and environmental related matters. Within said 45 day period, Ameriwest may terminate its obligation to purchase the Subject Property by written notification to Hot Springs Resources, if it identifies material title or environmental defects. Hot Springs Resources represents that it is not aware of any title defects associated with the Assets or Subject Property and does not believe there are any environmental defects with respect to the Assets or the Subject Property, outside of those customarily associated with normal oil field activities, which have been previously disclosed to Ameriwest and are represented by Hot Springs Resources to be non-material and minor. If Ameriwest terminates its option to purchase because of any material title or environmental defect, one half (1/2) of all Option Fee installments (including all payments made for any extension periods) shall be forfeited and retained by Hot Springs Resources and all remaining monies paid by Ameriwest will be immediately returned to Ameriwest.

Section 2.

Grant of Option.

2.1  Subject to the terms of this Agreement, Hot Springs Resources hereby grants to Ameriwest and/or its assigns during the Option Period and any Option Extension the sole and exclusive option to purchase the Assets for payment of the Purchase Price and execution by Ameriwest of a written agreement to perform Field Development Commitments.

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Exclusive Option to Purchase

Section 3.

Exercise of Option.

3.1 If Ameriwest elects to exercise its option to purchase the Assets, Ameriwest shall provide written notice of its intent to Hot Springs Resources prior to the expiration of the Option Period or any Option Extension.

Section 4.

Maintenance Assets and Prohibition on Transfers.

4.1 Hot Springs Resources agrees, during the Option Period and until Closing: (a) to maintain and preserve the Assets in at least as good condition as exists as of the Execution Date; (b) to fully comply with all requirements and demands of regulatory agencies pertaining to the Assets; (c) to promptly inform Ameriwest of any regulatory action, notices or demands affecting the Assets; (d) to keep the Unit properly bonded; (e) to keep all leases affecting any of the Assets in good standing; and (f) not to transfer any interest in any well, well bore, casing, lease, leasehold, mineral interest, royalty, contract, or other agreement related to the Assets.

Section 5.

Condition of Title at Closing.

5.1 At Closing, Hot Springs Resources agrees: (a) to provide good and merchantable title, free and clear of any and any voluntary or involuntary liens or encumbrances related to or affecting the Assets; (b) to provide a bill of sale for the personal property associated with, or used in the production of, the Assets; and (c) to provide recordable assignments for the leasehold and to execute any such documents deemed necessary by Ameriwest to convey good and merchantable title to Ameriwest or its Assignee.

Section 6.

Post Closing Agreements.

6.1 In the event Closing occurs, Hot Springs Resources will hold a five (5) percent working interest in the Exhibit “A” acreage inside the Burke Ranch Unit. However, the parties agree that if Closing occurs prior to January 1, 2009, then Hot Springs Resources will not be responsible for its participating five (5) percent working interest costs and expenses, including workover, engineering and maintenance costs incurred within the Exhibit “A” acreage inside the Burke Ranch Unit conveyed under this Agreement from the date of Closing until January 1, 2009. On and after January 1, 2009, Hot Springs Resources will be responsible for its full share of its proportionate share of all costs and expenses arising from its five (5) percent working interest.

6.2 In the event Closing occurs, and subject to the. terms set forth in this section, Hot Springs Resources shall, for a period of three (3) years from the Closing Date, have an option to participate in any well drilled by Ameriwest located within the Exhibit “B” acreage at up to a fifty (50) percent working interest. Ameriwest agrees, during the three (3) year period, to give written notice to Hot Springs Resources of its intent to drill a well within the Exhibit “B” acreage, and Hot Springs Resources will have sixty (60) calendar days after the date of the Ameriwest notice to make written election that it will participate and the amount of its intended participation. Upon executing appropriate confidentiality and non-disclosure agreements prepared by Ameriwest, Hot Springs Resources will be entitled to receive information and studies pertaining to the proposed well. Hot Springs Resources agrees to provide, upon request, Ameriwest with financial and other relevant information to evaluate the financial and business condition of Hot Springs Resources. Notwithstanding the foregoing, Ameriwest shall, at all times and regardless of the participation percentage of Hot Springs Resources, have the sole and final decision making authority as to all components and aspects of drilling and development, including the determination as to whether drilling will occur.

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Exclusive Option to Purchase

6.3 In the event Closing occurs, and subject to the terms set forth in this section, Hot Springs Resources shall, for a period of three (3) years from the Closing Date, have an option to participate in the purchase of new acreage immediately adjacent to the Exhibit “B” acreage at up to fifty (50) percent of the acquisition cost. Ameriwest agrees, during the three (3) year period, to give written notice to Hot Springs Resources of its intent to acquire new acreage immediately adjacent to the Exhibit “B” acreage, and Hot Springs Resources will have sixty (60) calendar days after the date of the Ameriwest notice to make written election that it will participate in the acquisition cost and the amount of its intended participation. Upon executing appropriate confidentiality and non-disclosure agreements prepared by Ameriwest, Hot Springs Resources will be entitled to receive information and studies pertaining to the acreage proposed to be acquired. Hot Springs Resources agrees to provide, upon request, Ameriwest with financial and other relevant information to evaluate the financial and business condition of Hot Springs Resources. Notwithstanding the foregoing, Ameriwest shall, at all times and regardless of the participation percentage of Hot Springs Resources, have the sole and final decision making authority as to whether the acquisition will be made. Hot Springs Resources and its partners and agents shall not, during the three (3) year period, compete with Ameriwest in any manner in regard to new acreage or mineral interests immediately adjacent to the Exhibit “B” acreage outside the Burke Ranch Unit, and shall refer all relevant information pertaining to new acreage or mineral interest prospects that are immediately adjacent to the Exhibit “B” acreage to Ameriwest.

Section 7.

Miscellaneous.

7.1 Hot Springs Resources and Ameriwest agree to keep this Agreement confidential and not disclose the terms of this Agreement to any third party, except to the extent necessary for Ameriwest to comply with any of its disclosure requirements.

7.2	Any notices to be given hereunder shall he sent to the following:

Hot Springs Resources:         Robert Dungan, President
Mike Zwickl, Partner
Hot Springs Resources, LTD.
124 North Lincoln Street
Casper, WY 82601

Ameriwest:              Walter R. Merschat, President
Ameriwest Energy Corp.
123 West 1st Street Suite 215
Casper, WY 82601

7.3 This Agreement and its terms shall not he modified or terminated except by a written agreement duly executed by the parties.

7.4 Ameriwest may assign any or all of its interest under this Agreement, but shall provide written notice to Hot Springs Resources of any assignment.

7.5 Hot Springs Resources may assign any or all of its interest under this Agreement, but shall provide written notice to Ameriwest of any assignment.

7.6 This Agreement shall he governed by and construed under the laws of the State of Wyoming.

7.7 The parties acknowledge that Walter R. Merschat holds an ownership interest related to the Assets and hereby state that full disclosure of said interest has been made to the parties.

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Exclusive Option to Purchase

DATED AND EFFECTIVE ON THE DATE FIRST SHOWN ABOVE.

	HOT SPRINGS RESOURCES, LTD:		AMERIWEST ENERGY CORP.

By:	_________________________________	By:	_________________________________
	Robert Dungan, President		Walter R. Merschat, President & CEO

By:	_________________________________	By:	_________________________________
	Mike Zwickl, Partner		Jon C. Nicolaysen, Director

{13098/16064/CHARMON/1025179.DOC;}Ameriwest Energy Corp. / Hot Springs Resources, LTD.
Exclusive Option to Purchase